Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statements of Sunshine Biopharma, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated April 1, 2025, on the consolidated balance sheet of Sunshine Biopharma, Inc. as of December 31, 2024 and the related statements of operations and comprehensive loss, stockholder’s equity and cash flows for the year then ended.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Bush & Associates CPA

Bush & Associates CPA LLC

Las Vegas, NV

August 28, 2026